EXHIBIT 10.6

NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities and Exchange Commission (the “Commission”). Such portions have been redacted and are marked with a “[***]” in the place of the redacted language. The redacted information has been filed separately with the Commission.

Shanghai Hua Hong NEC Electronics Company, Limited	Version 2008

Shanghai Hua Hong NEC Electronics Company, Limited

Foundry Service Agreement

This Agreement is entered into as of the Effective Date November 2, 2009 by and between Alpha and Omega Semiconductor (Macau) Limited, a corporation organized under the laws of Macau having its principal place of business at 25/F, Unit D, 429 Avenida Da Praia Grande, Macau (hereinafter referred to as “Customer”), and Shanghai Hua Hong NEC Electronics Company. LTD., a corporation organized under the laws of P.R.China having its principal place of business at No.1188 Chuan Qiao Rd, PuDong, Shanghai, P.R.China (hereinafter referred to as “Hua Hong NEC”), each referred to individually as a “Party” and collectively as the “Parties”.

Whereas:

A.	Customer desires to have wafer manufacturing source for BCD business;

B.	Hua Hong NEC is in the business of wafer foundry manufacturing services for fabrication of integrated circuits, and desires to provide wafer manufacturing services for fabricating such BCD integrated circuits for Customer.

The Parties agree as follows:

1.	Definitions

1.1	“Wafers” shall mean silicon wafers manufactured by Hua Hong NEC using the Process agreed by the Parties under Section 3 below.

1.2	“Proprietary Information” shall mean any information that has commercial and other value in the Disclosing Party’s business and is confidential in nature, including but not limited to information related to products, samples, product plans, prices, processes, technologies, research, developments, inventions, services, customers, markets, software, hardware, designs, drawings, engineering, configuration information, marketing or finances.

1.3	“Units” shall mean integrated circuits devices which have been packaged and marked in accordance with the requirements provided by Customer and accepted by Hua Hong NEC.

1.4	“Process” shall mean the process used by Hua Hong NEC according to this Agreement to manufacture the Products defined in Subsection 2.1 below, which may be either Customer’s process, as modified, if necessary, or any other process subsequently provided by Customer for use in the manufacture of the Products, or any equivalent process provided by Hua Hong NEC which meets Customer’s requirements.

1.5	“Pilot Wafers” in general mean the Wafers produced for the functionality verification & qualification purpose.

1.6	“Pre-Production Wafers” shall mean the Wafers produced, after pilot wafers are completed and customer is set to start pre-production.

1.7	“Mass Production Wafer” shall mean the wafers passed qualification for mass production.

1.8	“Customer Devices” shall mean Customer’s integrated circuit products identified by Customer’s product part numbers listed in Customer’s purchase orders.

1.9	“Day(s)” shall (unless otherwise stated) mean calendar day(s).

1.10	“Mask” shall mean the masks and reticle sets used by Hua Hong NEC in the production of Wafer for Customer.

1.11	“Month(s)” shall mean calendar month(s).

1.12	“Services” shall mean the Design service, Wafer fabrication, Wafer sort, Assembly and/or Final test services to be provided by Hua Hong NEC and/or Subcontractor with respect to the Products.

1.13	“Subcontractor” shall mean the subcontractor appointed or approved by Hua Hong NEC or Customer to perform the wafer sort, and/ or assembly, and/ or final test service, and/ or other services for the performance of this Agreement.

1.14	“Technical Matters” shall mean all matters relating to (1) Test Program transfer, evaluation and release, (2) probe card/loadboard configuration, (3)determination of gross/ net die per wafer, (4) determination of test time,(5) tester platform and package information, (6) test flow, (7) bonding diagram, (8) marking instructions, (9) assembly process flow requirements, (10) assembly qualification approval, (11) bill of material, and (12) such other matters that the Parties may mutually designate in writing as “Technical Matters”.

1.15	“Test Program” shall mean the Wafer sort test and/or final test program(s) supplied by Hua Hong NEC, or subcontractors or Customer for the performance of the Services.

1.16	“The Scheduled Availability Date” shall mean the date that Products will be available for delivery.

1.17	“NRE”, the abbreviation of “non-recurring engineering”, shall mean the non-recurring cost, which has to be paid in order to perform this Agreement or to meet the Customer’s needs.

2.	Products

2.1	The word “Products” as used in this Agreement shall mean Wafers and/or Units as defined in Subsections 1.1 and 1.3.

2.2	Customer shall furnish Hua Hong NEC with necessary technical support and assistance in order to start up the manufacturing of Products at Hua Hong NEC’s wafer manufacturing facilities. Customer, if applicable, will define product family, wafer family and conversion stage for its product lines to be manufactured in HHNEC. and, if turn-key services are provided, at Subcontractor’s facilities (if applicable), (collectively ‘the facilities’) on terms and conditions to be mutually agreed by the Parties. The Subcontractors for turn-key services (if applicable) shall be on Hua Hong NEC’s approved list. If the Customer prefers to use Subcontractors not on the approved list, the Subcontractors shall be reviewed and agreed by Hua Hong NEC in writing. If Customer does not require Hua Hong NEC to provide turn-key services, all Subcontractors shall be appointed or approved by Customer in writing. NRE costs incurred in the start-up of manufacturing the Products at the facilities shall be negotiated and agreed upon by the Parties. In the event that any NRE effort is cancelled at Customer’s request, Customer shall pay any reasonable related NRE charges incurred by Hua Hong NEC at the time of NRE cancellation.

2.3	Where expedient, Hua Hong NEC may authorize, in writing, Customer to communicate directly with Subcontractor on any Technical Matters, provide however, that in respect of all other matters, Customer shall communicate directly with Hua Hong NEC. For the avoidance of doubt, Hua Hong NEC shall not be responsible for any loss or damage suffered by Customer arising out of any new specifications and procedures, or changes to existing specifications and procedures, agreed between Customer and Subcontractor without the prior approval of Hua Hong NEC in writing.

2.4	Either Party shall not have the authority, nor hold out to Subcontractor as having any authority or right to assume, create or undertake any obligation of any kind whatsoever express or implied, on behalf of the other Party.

3.	Qualification

3.1	The Parties shall agree upon the Process for the manufacture of the Products with customer defined Product Qualification Specifications. Such process, once determined and selected, shall be with the specific facility and with the specific process qualification. If HHNEC plans to transfer the manufacturing of the customer products to another facility of any sort, the customer shall be consulted and the written consent from the customer shall be obtained.

3.2	Any Customer request for changes to the manufacturing process flow for a Customer Product shall be evaluated following Hua Hong NEC’s Change Control procedure and approved in writing by Hua Hong NEC.

3.3	After the Process is agreed upon in accordance with Subsection 3.1, Hua Hong NEC will provide Customer with such amount of Pilot Wafers as may be required for qualification at the reasonable price previously agreed by both Parties.

3.4	Upon Customer’s request, Hua Hong NEC will produce Pre-Production Wafers at the reasonable purchase price previously agreed by both Parties. The pre-production agreement (PPA) shall be based on the process in accordance with subsection 3.1, and applicable to all products from the customer using the same process.

3.5	Mass production of the Product shall be started once MPA (Mass Production Agreement) is set or waivers are agreed in writing by both Parties.

3.6	The wafer numbers of Pilot Wafer, Pre-Production Wafer and Mass Production Wafer are defined as follows.

Product Stage	Wafer number	Wafer sort Yield Criteria
Pilot Wafer	Minimum 1 lots (total 12 wafers)	No guarantee

Pre-Production Wafer

1. minimum 15 lots (total 180 wafers) good yield feedback for new process family release.(one process family shall has the same device and WAT spec, and share the same customer process code)

2. minimum 3 lots (total 36 wafers) good yield feedback, if process family is released, for new product tape out or FEOL mask revision product .

3. minimum 1 lot (total 12 wafers) good yield feedback, if process family is released, for BEOL mask revision product.

No guarantee

Mass Production Wafer	Any lots ( minimum 25 wafers per lot)	Guaranteed

4.	Production Plan and Supply

4.1	Subject to other terms and conditions of this Agreement, Hua Hong NEC shall produce and supply to Customer the Products during the term of this Agreement. Hua Hong NEC shall produce the Products in accordance with the Process agreed upon by the Parties under Subsection 3 and the Products shall meet the requirement agreed upon by the Parties under Subsection 3.

4.2	One lot of Pilot wafer only can be split for groups, each group containing at least 3 wafers.

4.3	Once a month during the term of this Agreement, Customer shall provide Hua Hong NEC with a forecast of its requirements for Products in quantity (hereinafter “Forecast”) over the 6-month period subsequent to the month in which Customer submits such Forecast. Such Forecast shall consist of monthly requirements for the subsequent 6 months, and shall be updated monthly. Hua Hong NEC expressly understands that such Forecast shall not constitute a firm order or commitment by Customer to purchase Products from Hua Hong NEC, provided that Customer shall provide the Forecast as accurate as possible and make its best efforts to prevent substantial deviation of actual quantity of purchase from the Forecast.

4.4	With effect to Mass Production Wafer, Customer shall use commercially reasonable efforts to place orders (for production lots) of a minimum of 25 Wafers per lot for any lot. Hua Hong NEC reserves the right to levy additional charges if any Wafer lot size ordered is less than 25 wafers respectively.

4.5	For production runs: Unless otherwise stated in a purchase order, staged wafer runs will be allowed in production per prior arrangement with Hua Hong NEC’s consent. Customer, if applicable, will define product family, wafer family and conversion stage for mass production of its product lines at the fab, with the limit of one conversion stage per wafer family.

4.6	Customer shall notify Hua Hong NEC if there is any modifications to design, mask tooling, process or testing as necessary for Hua Hong NEC to perform its obligations under this Agreement. If Customer notifies Hua Hong NEC in writing that modifications to mask tooling, process or testing are required, Hua Hong NEC shall give due consideration to such required modification and will propose the implementation schedule and plan for such modification and upon Customer’s agreement carry out such modification. It is understood that all costs incurred as a result of making such modifications (particularly process changes) shall be discussed by Customer and HHNEC, and agreed for cost payment or sharing. For modifications or specification change that may affect wafer acceptance criteria, amendement should be made into MPA.

4.7	Customer may, subject to availability of capacity at Hua Hong NEC’s facility, request for wafers to be processed on hot lot and bullet lot basis. The purchase price for processing hot lot wafers and/or bullet lot wafers shall be in accordance with the terms of the mutually agreed Hua Hong NEC quotation for the relevant product purchased. Cycle-time for normal lot, hot lot and bullet lots shall be provided by Hua Hong NEC to Customer upon request. If Hua Hong NEC fails to provide hot lot or bullet lot service according to above provision, Hua Hong NEC shall refund the extra charges for hot lot or bullet lot wafers to Customer.

4.8	Customer and Hua Hong NEC may, on mutually agreed terms, agree to a Purchase Order and Capacity Commitment on terms and conditions set out in MPA.

5.	Purchase Order

5.1	The purchase and supply of Products under this Agreement shall commence only when:

(1)	Customer has issued a purchase order to Hua Hong NEC.

(2)	Hua Hong NEC has issued, within 3 business days of Hua Hong NEC’s receipt of Customer’s purchase order, a written notice to acknowledge the acceptance of the purchase order, or to reject the purchase order with the reason of the rejection and/or the way in which Hua Hong NEC wishes to modify such purchase order. A purchase order placed by Customer shall be deemed accepted by Hua Hong NEC absent a timely written notice of rejection; and

(3)	WAT Test Programs (if applicable) have been released or mutually agreed by the Parties;

(4)	Customer has forwarded to Hua Hong NEC, and Hua Hong NEC has agreed to, all necessary specifications and procedures for the manufacture of Products.

5.2	The manufacture and supply of Products hereunder shall be effected by means of a written purchase order placed by Customer and of a written order acceptance thereof by Hua Hong NEC. In case of any inconsistency between the provisions of any purchase order and those of this Agreement, the latter shall prevail unless otherwise provided in writing which specifically states that it will apply in lieu of or in addition to those provided for herein and which is signed by the Parties. Each purchase order to be placed by Customer hereunder shall set forth the following:

(1)	Quantity and product code of Products being ordered;

(2)	Customer Device code revision number;

(3)	Applicable trade terms;

(4)	Requested delivery date and destination (specified in release/hold form);

(5)	Unit purchase price of Products and the total price; and

(6)	Other conditions, if any.

5.3	All purchase orders issued by Customer shall refer to this Agreement. The terms and conditions of this Agreement shall exclusively govern the purchase and supply of Products hereunder and shall override any conflicting, amending and/or additional terms contained in Customer’s purchase order and/or Customer’s acceptance documents. No variation or additions to the terms and conditions contained in this Agreement shall be binding unless agreed in writing by the authorized representatives of the Parties.

5.4	Customer shall request delivery dates consistent with Hua Hong NEC’s then prevailing production cycle-times for the relevant Customer device. Hua Hong NEC will provide quarterly cycle-time projections to Customer at least one month prior to the calendar quarter for relevant products listed in the Hua Hong NEC quotation.

5.5	Customer shall schedule all products for delivery within six months from the date of Customer’s purchase order. Customer, if applicable, will issue release forms to finish up wafers at the conversion stages, within 3 month; for time frame more than 3 month, Customer shall consult with Hua Hong NEC and obtain Hua Hong NEC’s consent. In the release forms, delivery date and destination will be specified.

5.6	Customer shall use best efforts to deliver purchase order to Hua Hong NEC by the first day of the calendar month that is at least two calendar months prior to the forecasted wafer out calendar month.

6.	Delivery

6.1	Hua Hong NEC will determine the wafer start lead time, at its own discretion, based on multiple factors including but not limited to operations status and financial return, and provide feedback to Customers within reasonable time.

6.2	Hua Hong NEC shall use its commercially reasonable efforts to deliver the exact quantity of products stipulated in the relevant Customer purchase order. However if for each purchase order the aggregate quantity of products delivered by Hua Hong NEC is within minus 25 wafers of the quantity ordered, such quantity shall constitute compliance with Customer purchase order.

6.3	All deliveries are Exworks for wafer sales, and Exworks for turn-key sales. Title shall pass to Customer at the delivery point. Hua Hong NEC shall use commercially reasonable efforts to make the wafers available for shipment within the scheduled availability date. However if for each purchase order, products are delivered within plus or minus five days of the scheduled availability date, such delivery shall constitute compliance with Customer purchase order. A scheduled availability date is the best estimate date only. Hua Hong NEC shall promptly give Customer a written notice of any prospective failure to make the products available for shipment within plus or minus five days of the scheduled availability date.

6.4	All quantities of products shall be delivered in Hua Hong NEC standard containers with proper labels identifying the specific Customer device and lot number and shall be accompanied by a packing list specifying the relevant purchase order number, product lot number, product quantity and number of good un-inked die (if wafers have been sorted) and other contents agreed upon by the Parties in processing documentation.

6.5	If Customer fails to take delivery of any quantity of products or fails to give adequate delivery instructions (otherwise than by reason of any cause beyond Customer’s reasonable control or by reason of Hua Hong NEC’s fault), then without prejudice to any other right or remedy available to Hua Hong NEC, Hua Hong NEC may, at its option, store such products until actual delivery and charge Customer for reasonable costs of storage (including insurance).

6.6	All reject products that have not been shipped by Hua Hong NEC will be scrapped by Hua Hong NEC at the expiry of 30 days from the scheduled availability date of the products, unless Customer notifies Hua Hong NEC otherwise in writing during that period.

7.	Price and Payment Terms

7.1	The purchase price of product charged to Customer shall be in accordance with the terms of the mutually agreed Hua Hong NEC quotation for the relevant product purchased.

7.2	The Parties shall agree upon the prices for the Products from time to time during the term of this Agreement. Customer shall state the agreed price in each individual purchase order. Unless otherwise set forth herein, the trade terms specified in each purchase order shall be interpreted in accordance with INCOTERMS 2000.

7.3	The Parties may negotiate over the payment terms, which shall be included in Hua Hong NEC’s quotation, as an indispensable part of this Agreement. In the event of any conflict between quotation and this Agreement, the latter shall prevail. Any payment for products overdue for 10 days, without Hus Hong NEC’s agreement, shall be subject to interest charges of 1% per month on the unpaid balance calculated from the due date of payment up to the actual payment date including the date of actual payment.

7.4	Any payment made under this Agreement shall be in US dollars at overseas trade and RMB at domestic trade. In the event of any dispute over the amount invoiced, Customer shall first make payment of the undisputed portion in accordance with clause 7.3 and later resolve the dispute between the Parties.

7.5	Taxes - In addition to any payments due under this Agreement, each Party shall be responsible to pay all the applicable local tax and duty including any and all customs duties, tariff, withholding taxes, stamp duties, taxes for sales, goods, use, excise or other similar taxes, charges or levies arising out of or in connection with any performance of this Agreement respectively. Notwithstanding the foregoing, Customer at overseas trade shall be responsible for any taxes and duties arising outside of mainland China. Customer shall pay, in addition to the purchase price of product, the amount of any freight, insurance, handling and other duties levied on the shipment of products to Customer. Customer shall also pay for all sales, use, excise or other similar taxes levied on the purchase of products by Customer herein.

8.	Rescheduling, Production Halts and Cancel Order

8.1	No purchase order placed by Customer and accepted by Hua Hong NEC may be unilaterally changed by either Party with the exception that Customer may request Hua Hong NEC, and Hua Hong NEC agrees to reschedule, reduce quantity or cancel, partly or fully, subject to clause 8.2 through clause 8.5 below, any purchase order at no additional charge.

8.2	Customer may at any time prior to the commencement of the manufacturing process, request Hua Hong NEC to reschedule (once per line item in Customer’s purchase order) any line item in Customer’s purchase order for products to a later date (the ‘Revised Scheduled Availability Date’), which shall be within 75 days from the original Scheduled Available Date. If the Revised Scheduled Availability Date extends beyond 75 days from the original Scheduled Availability Date, Hua Hong NEC shall be entitled to invoice Customer for the reasonable additional cost incurred for the rescheduling.

8.3	Customer may not reschedule orders of Production lot Products once the manufacturing process has commenced on such order. Notwithstanding the above, Customer may reschedule purchase orders by way of requiring hot lot or bullet lot in accordance with clause 4.8 after the manufacturing process has commenced, or by other ways as permitted under this Agreement.

8.4	Customer can request Hua Hong NEC in writing to halt the manufacture of Products still in-process. Unless Hua Hong NEC accepts Customer’s request in writing, the Products will not be halted. The halted period of time can not exceed (90) days, unless the Parties agree and sign a new agreement in writing. If the Products were halted more than (90) days, the Customer shall pay Hua Hong NEC the “Wafer Storage Cost” (“Wafer Storage Cost”= [***]). For the Products halted over 2 months, in addition to above costs, customer shall pay the additional charges if Hua Hong NEC demands additional evaluation or qualification work for those halted products.

8.5

Customer may cancel any purchase order at any time before Hua Hong NEC commences the manufacture of the Products. If Customer decides to cancel its purchase order after Hua Hong NEC has commenced manufacture of

***CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION***

the Products, Customer shall pay to Hua Hong NEC raw material cost and manufacture fee. Those fee should be based on how many mask steps has been processed. Customer shall not pay a cancellation fee.

9.	Quality Control and Inspection

Hua Hong NEC will use commercially reasonable efforts to manufacture the Products, Prior to delivery, Hua Hong NEC and/or Subcontractor (if applicable) shall perform on the Products manufactured, the tests specified in the Acceptance Criteria contained in “QA Agreement (QAA)” “Pre-production Agreement”( PPA) or “Mass Production Agreement” MPA. Hua Hong NEC will deliver only Products which meet the Acceptance Criteria, unless Customer waives such obligation in writing.

10.	Procedure for Customer Returns

10.1	Any products requested for return by Customer must be reviewed and proceeded by Hua Hong NEC and documented. The time limit of such product return is:

1)	In the event that the products need to be stored at HHNEC warehouse as inventory mainly due to Customer cause or issue: The time limit for the return of any Product due to low sort yield is one year from Hua Hong NEC’s date of fab-out of the said Product. The time limit for the return of defective sorted Product or defective Units is one year from the date of fab-out of the said sorted Product and/or Units. The time limit for the return of reliability failure is five years from the date of fab-out of the said Wafers, provided that such reliability failure can be proved being caused by Hua Hong NEC’s fault.

2)	In the event that the products need to be stored at HHNEC warehouse as inventory mainly due to HHNEC cause or issue: The time limit for the return of any Product due to low sort yield is one year from Hua Hong NEC’s date of shipment of the said Product. The time limit for the return of defective sorted Product or defective Units is one year from the date of shipment of the said sorted Product and/or Units. The time limit for the return of reliability failure is five year from the date of shipment of the said Wafers, provided that such reliability failure can be proved being caused by Hua Hong NEC’s fault.

10.2	Hua Hong NEC shall have no liability and shall not be obliged to accept the return of Products after the relevant period of one year (for low sort yield or for defective sorted Wafer or Units) or five year (for reliability failures). In addition, Hua Hong NEC shall be obligated to accept only the RMA which can be proved being caused by Hua Hong NEC’s fault. Further, Hua Hong NEC shall be under no liability for any parts or materials that it has not manufactured.

10.3	Generally, Customer shall have the ability to ascertain if product abnormity is due to Hua Hong NEC’s fault, and shall provide Hua Hong NEC with related report or evidence. If Customer needs Hua Hong NEC to support the responsibility clarify process, such as FA support, Hua Hong NEC shall have the discretion to decide whether or not to conduct failure analysis on the abnormal product, and if such failure analysis is conducted, Hua Hong NEC will, at Customer’s request, provide Customer with copies of the result of such analysis. If (i) Hua Hong NEC’s failure analysis determines that the defects are due to Hua Hong NEC’s fault, or (ii) Hua Hong NEC decides not to conduct failure analysis, Customer decides to conduct failure analysis by itself or its designated agent, and provides related report or evidence to show that such defects are due to Hua Hong NEC’s fault, then Customer may at its option select for either a credit for the purchase price paid for such defect Products, or cash refund as discussed by both Parties , or Hua Hong NEC’s retest/rework/replacement of the defective Products returned to Hua Hong NEC. For item (ii), HHNEC shall reimburse the associated cost for the determination of HHNEC’s fault. In case it occurs any risk of loss, actual loss, cost or damage, both parties agree to engage in case-by-case amicable negotiation on arrangement and input in the interest of partnership, with HHNEC’s maximum covering damages amount to three times of the purchase price of the specific quantity of product for which damages are claimed. If Customer selects for the retest/ rework/ replacement of defective Products, the manufacture of such Products shall have high priority on Hua Hong NEC’s production schedule. HHNEC shall give bullet lots priority to those replacements of defective products to catch up wafer fab out schedule. Except for the warranty provided above, Hua Hong NEC disclaims any and all other express or implied warranties with respect to the PRODUCT, and any warranty of merchantability or fitness for a particular purpose is expressly disclaimed.

10.4	The cost of retest/rework/replacement, repacking, handling and shipping of such retested/reworked/replaced Products back to Customer shall be borne by Customer unless the cause of failure is due to the fault of Hua Hong NEC or Subcontractor appointed by Hua Hong NEC (excluding the Subcontractor appointed by Customer notwithstanding consented by Hua Hong NEC ), in which case Hua Hong NEC shall bear the cost of retest/rework/replacement, repacking, handling and shipping.

10.5	Hua Hong NEC shall defend, indemnify and hold harmless the Customer and all its respective directors, officers, employees, agents, customers and distributors from and against any and all claims, actions, demands, legal proceedings, liabilities, damages, losses, judgments, authorized settlements, reasonable costs and expenses, including without limitation, attorney’s fees, Product recall cost, arising out of or in connection with 1) defective Product provided under this Agreement; or 2) any bodily injury (including death) or property damage caused by the defect Products provided under this Agreement. Nevertheless Hua Hong NEC’s total and aggregate liability under 10.5 shall not exceed three times of the purchase price of the specific quantity of Product for which damages are claimed.

11.	Warranty

11.1	Customer represents and warrants to Hua Hong NEC that:

(1)	It has the right, power and authority to enter into this Agreement and fully perform its obligations hereunder;

(2)	Entering into this Agreement does not violate any agreement existing between Customer and any other person or entity; and

(3)	The compliance with or implementation or use of any of instructions, specifications, designs or requirements, the Process, or other information or materials (hereinafter, the “Technical Information”) provided by Customer to Hua Hong NEC for the performance of this Agreement do not infringe any patent, copyright, trade secret, and/or any other IP related rights, and/or any other proprietary rights of a third party. Customer legally owns or possesses the Technical Information by means of developing it by itself or being legally authorized/licensed to possess and/or use such Technical Information.

(4)	In the event that the Customer’s Technical Information infringes the patent, copyright, trade secret, and/or any other IP related rights, and/or any other proprietary right of a third party during the performance of this Agreement, Customer undertakes to take measures immediately to ensure Hua Hong NEC’s legal use of such Technical Information for the performance of the Agreement, including but not limited to obtaining the authorization or license from the intellectual property right owner, or replacing the infringing Technical Information for a non-infringing one.

11.2	Hua Hong NEC represents and warrants to Customer that:

(1)	It has the right, power and authority to enter into this Agreement and fully perform its obligations hereunder;

(2)	Entering into this Agreement does not violate any agreement existing between Hua Hong NEC and any other person or entity; and

(3)	Any Hua Hong NEC’s Technical Information do not infringe any patent, copyright, trade secret, and/or any other IP related rights, and/or any other proprietary rights of a third party. Hua Hong NEC legally owns or possesses the Technical Information by means of developing it by itself or being legally authorized/licensed to possess and/or use such Technical Information.

(4)	In the event that Hua Hong NEC’s Technical Information infringes the patent, copyright, trade secret, and/or any other IP related rights, and/or any other proprietary right of a third party during the performance of this Agreement, Hua Hong NEC undertakes to take measures immediately to ensure Customer’s legal use of such Technical Information for the performance of the Agreement, including but not limited to obtaining the authorization or license from the intellectual property right owner, or replacing the infringing Technical Information for a non-infringing one.

12.	Proprietary Information

12.1	Each Party agrees to maintain Proprietary Information disclosed by the other Party in strict confidence, not to make use thereof other than for the performance of this Agreement, to release it only to its employees who have a reasonable need to know the same, and not to release or disclose it to any third parties, without the prior written consent of the disclosing Party. The obligations set forth in this Subsection 12.1 shall not apply to any information that: i) is now or hereafter in public domain or otherwise becomes available to the public other than by breach of this Agreement by the receiving Party, ii) has been rightfully in the receiving Party’s possession prior to receipt from the disclosing Party, iii) is rightfully received by the receiving Party from a third party, iv) is independently developed by the receiving Party, or v) is authorized by the disclosing Party to be released or disclosed without confidential obligations.

12.2	All Proprietary Information and any copies thereof shall remain the property of the disclosing Party, and no license or other rights are granted or implied hereby. The receiving Party shall, upon the disclosing Party’s request, return the original and all copies of tangible Proprietary Information. Any masks generated by Hua Hong NEC from Customer’s database tapes shall be the property of Customer, and will be returned to Customer upon request. Hua Hong NEC reserves all proprietary rights to any modifications or improvements to the Process

12.3	All technical documents and device database tapes furnished by Customer to Hua Hong NEC under this Agreement are Proprietary Information of Customer.

12.4	The obligations under this Section 12 shall survive the termination or expiration of this Agreement for 5 years from the date of termination or expiration.

13.	Turn-Key Service Subcontracting

In case Customer requires Hua Hong NEC to provide turn-key services, Hua Hong NEC may, upon approval of the Customer, subcontract any part of manufacturing of Products to mask vendors, testing house and/or assembly house of its choice. In these cases, Hua Hong NEC may disclose Customer’s Proprietary Information to such subcontractors to the extent reasonably necessary for the performance of the subcontracts after such Subcontractors have agreed in writing to undertake the same level non-disclosure obligations as provided in Section 12 [Proprietary Information] above.

14.	Intellectual Property Indemnity

14.1	Indemnification by the Customer. The Customer shall, at its expense and if it is allowed by law, defend any claim or suit brought against Hua Hong NEC, to the extent that it is arisen from or based on a claim that Hua Hong NEC’s compliance with or implementation or use of any Customer’s Technical Information infringes any patent, copyright, trade secret and/or any other IP related rights, and/or any other proprietary rights of a third party, and Customer shall indemnify and hold Hua Hong NEC harmless from and against any costs, damages and fees reasonably incurred by Hua Hong NEC, including but not limited to reasonable attorneys’ fees, that are attributable to such claim(s) or suit. If Customer is not allowed by law to defend the claim or suit, Customer shall indemnify and hold Hua Hong NEC harmless from and against any direct loss reasonably incurred by Hua Hong NEC, including but not limited to attorneys’ fees.

14.2	Exclusions for the Customer. Customer shall have no obligation under the clause 14.1 above to the extent any claim or suit of infringement results from: (i) use by Hua Hong NEC of the Customer’s Technical Information in combination with any other process, device, product, end item, or subassembly if the infringement would not have occurred but for such combination; (ii) any claim based on Hua Hong NEC’s use of the Customer’s Technical Information as shipped after the Customer has informed Hua Hong NEC of modifications or changes in the Product required to avoid such claims and offered to implement those modifications or changes, if such claim would have been avoided by implementation of the Customer’s suggestions; (iii) use of the Technical Information other than as permitted under this Agreement or instructed by the Customer.

14.3	Indemnification by Hua Hong NEC. Hua Hong NEC shall defend, indemnify and hold harmless the Customer from and against any and all direct reasonable loss, (including reasonable legal expenses), as incurred, resulting from, or arising out of (i) any claim against the Customer which alleges that any Hua Hong NEC’s Technical Information infringes upon, misappropriates or violates any patents, copyrights, trademarks or trade secret rights or other proprietary rights of persons, firms or entities who are not parties to this Agreement.

14.4	Exclusions for Hua Hong NEC. Hua Hong NEC shall have no obligation under the clause 14.3 above to the extent any claim of infringement or misappropriation results from: (i) use by the Customer of Hua Hong NEC’s Technical Information in combination with any other process, device, product, end item, or subassembly if the infringement would not have occurred but for such combination; (ii) any claim based on the Customer’s use of the Hua Hong NEC’s Technical Information as shipped after Hua Hong NEC has informed the Customer of modifications or changes in the Product required to avoid such claims and offered to implement those modifications or changes, if such claim would have been avoided by implementation of Hua Hong NEC’s suggestions; (iii) use of the Product other than as permitted under this Agreement or instructed by Hua Hong NEC.

14.5	Control of Defense. As a condition to such defense and indemnification, the Party seeking indemnification will provide the other Party with prompt written notice of the claim and, to the extent permitted by applicable law, permit such other Party to control the defense, settlement, adjustment or compromise of any such claim. The Party seeking indemnification may employ counsel at its own expense to assist it with respect to any such claim.

14.6	DISCLAIMER. THE FOREGOING PROVISIONS OF THIS SECTION 14 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF THE PARTIES AND THE EXCLUSIVE REMEDY WITH RESPECT TO THE SUBJECT MATTER HEREOF. EACH PARTY’S OBLIGATIONS UNDER THIS SECTION 14 ARE SUBJECT TO THE LIMITATIONS SET FORTH IN SECTION 15.

15.	Limitation of Liability

Except for breach of the obligations of Confidentiality under section 12 , in no event shall either Party be liable for any indirect, special, incidental or consequential damages (including loss of profits and loss of use) resulting from, arising out of or in connection with performance or failure to perform under this Agreement, or resulting from, arising out of or in connection with producing, supplying, and/or sale or the Products or any part thereof, whether due to a breach of contract, breach of warranty, tort, or negligence, or otherwise.

16.	Export Control and Non-Military Use

Hua Hong NEC and Customer are subject to national export control regulation of the PEOPLE’S REPULIC OF CHINA, USA, Japan and Customer countries. Hua Hong NEC and Customer shall take all appropriate measures not to violate these regulations and shall keep the other Party fully harmless from all damages arising out of or in connection with any violation. The Products under this Agreement shall not be used for military purpose but only for civilian purpose.

17.	Terms and Termination

17.1	This Agreement shall be effective for two (2) years from the date hereof, and thereafter shall be automatically extended on a year-to-year basis unless either Party gives the other Party a written notice of termination at least six (6) months prior to the expiration date of the original or extended term of this Agreement.

17.2

This Agreement and/or any purchase orders placed and/or accepted hereunder may be terminated by either Party if the other Party (i) breaches any material provision of this Agreement and does not cure or remedy such breach within thirty (30) days of notice of breach; or (ii) becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such perdition or proceeding is not dismissed with prejudice within sixty (60) days after filing.

17.3	This Agreement may be terminated without cause by either Party by giving the other Party six (6) months prior written notice; provided that; (i) all the provisions hereof shall continue to apply to the purchase orders placed by Customer and accepted by Hua Hong NEC hereunder prior to the effective date of such termination; and (ii) each Party shall remain liable to the other Party for any outstanding and matured rights and obligations at the time of termination.

17.4	The provisions of Sections 8, 10, 11, 12, 13, 14, 15 and 17 shall survive the termination or expiration of this Agreement.

18.	Force Majeure

18.1	Neither Party shall be responsible for any delay or failure to perform under this Agreement if such delay or failure is caused by unforeseen circumstances or causes beyond its reasonable control, including but not limited to acts of God, war, riot, embargoes, acts of civil and military authorities, fire, floods, earthquakes or accidents.

18.2	Upon the occurrence of such a Force Majeure condition the affected Party shall perform such obligations with all due speed unless this Agreement is previously terminated in accordance with the provisions hereof.

18.3	If the effect of the Force Majeure condition with respect to a Party should continue for more than ninety (90) days from the date of occurrence of the cause or causes of Force Majeure, then the other Party may terminate this Agreement upon written notice to other Party without prejudice to the accrued rights and liabilities of the Parties by up to the date of the Force Majeure occurrence.

19.	Assignment

Neither Party shall transfer any obligations under this Agreement or assign this Agreement or any interest or rights hereunder without the prior written consent of the other.

20.	Arbitration

The Parties hereto shall endeavor to settle amicably all disputes, controversies or differences which may arise between them out of or in relation to or in connection with this Agreement by mutual consultation. Any disputes, controversies or differences arising from or in connection with this Agreement shall be finally settled by arbitration in Hong Kong and the arbitration shall be performed by Hong Kong International Arbitration Center, in accordance with its arbitration rules then in effect. The arbitration award shall be final and binding.

21.	Notice

All notices required or permitted to be sent by either Party to the other Party hereto under this Agreement shall be sent by registered mail postage prepaid, or by personal delivery, or by fax. Any notice given by fax shall be followed by a confirmation copy mailed within ten (10) days. Unless changed by written notice given by either Party to the other Party, the addresses and fax numbers of the respective Parties shall be as follows:

To Hua Hong NEC

Hua Hong NEC Electronics Company, Limited.

No.1188 Chuan Qiao Rd., Pu Dong Shanghai, P.R.China

Attention: Lai Leiping

Fax number: +86-21-58547655

To Alpha and Semiconductor (Macau) Limited

Address: 25/F, Unit D, 429 Avenida Da Praia Grande, Macau

Attention: David Chou

Fax number: 886-2-2627-4762

22.	Waiver and Remedies

No delay or neglect on the part or either Party in enforcing against the other Party any term or condition of this Agreement or in exercising any right or remedy under this Agreement shall either be or be deemed to be a waiver or in any way prejudice any right or remedy of that Party under this Agreement.

23.	Severance

If any provision or part of this Agreement is rendered void, illegal or unenforceable in any respect under any enactment or rule of law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

24.	Entire Agreement

24.1	This Agreement and its Appendices shall constitute the entire agreement between Hua Hong NEC and Customer and shall supersede all previous agreements and undertaking between Parties with respect to the subject matter hereof. Any terms and conditions listed in the purchase orders placed by Customer under this Agreement shall not constitute part of this Agreement, nor affect or revise the terms and conditions of this Agreement, even in cases such purchase orders are signed and returned by Hua Hong NEC, except for those requested by Customer in writing and expressly approved and accepted by Hua Hong NEC in written reply. No modification, alteration or amendment of this Agreement shall be effective unless in writing and signed by duly authorized representative from both Parties. No waiver of any breach or failure by either Party to enforce any provision of this Agreement shall be deemed a waiver of any other or subsequent breach or a future enforcement of that or any other provision.

24.2	The terms and conditions of this Agreement shall exclusively govern the purchase and supply of Products and shall override any conflicting, amending and/ or additional terms contained on Customer’s purchase order and/ or acceptance documents which have been or may hereafter be issued by Customer. .

25.	Governing Law

This Agreement and the performance thereof shall be governed, controlled, interpreted and defined by and under the laws of Hong Kong, without regard to the conflicts of laws provisions thereof.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed in duplicate on their behalf by their duly authorized officers and representatives on the date given above.

Shanghai Hua Hong NEC Electronics Company, Limited	Alpha and Omega Semiconductor (Macau) Limited

Signature	Signature

/s/ Leiping Lai	/s/ David Chou
Name in Print	Name in Print

Leiping Lai	David Chou
Title	Title

VP	Director
Date	Date

Nov. 2, 2009	Aug. 20, 2009